Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

Cell: 410-474-8200

JurchisonS@PharmAthene.com

FOR IMMEDIATE RELEASE

PHARMATHENE RESPONSE TO DHHS REQUEST FOR PROPOSALS FOR
RECOMBINANT PROTECTIVE ANTIGEN ANTHRAX VACCINE

DEEMED TECHNICALLY ACCEPTABLE AND WITHIN COMPETITIVE RANGE
FOR PROCUREMENT CONSIDERATION

ANNAPOLIS, MARYLAND, September 15, 2008 — PharmAthene, Inc. (AMEX: PIP) a biodefense company specializing in the development and commercialization of medical countermeasures against chemical and biological threats, announced today that it has received notification from the Department of Health and Human Services (DHHS) that the Company’s proposal for its recombinant protective antigen anthrax vaccine, SparVax™, has completed a comprehensive technical and business evaluation by DHHS and has been deemed to be technically acceptable and within the competitive range.  The negotiation phase for a development and procurement contract is now underway.  DHHS has stated that it intends to make an award under the solicitation by end of the year.

PharmAthene’s submission was in response to a Request for Proposals for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile (Solicitation Number: RFP BARDA 08-15) issued by DHHS on February 28, 2008, outlining a requirement to develop and procure 25 million doses of an anthrax rPA vaccine.

 “We are delighted by this news and remain committed to working collaboratively with the government to develop leading, next-generation biodefense medical countermeasures to ensure our Nation’s biosecurity,” said David P. Wright, President and Chief Executive Officer of PharmAthene.  “The issuance by DHHS of a Request for Proposals for next generation anthrax vaccines acknowledges a need for a new anthrax vaccine that offers the potential for improved safety and convenience, and we believe that our product candidate, SparVax™, is well positioned to meet the government’s requirements.”

About SparVax™

SparVax™ is a novel second generation recombinant protective antigen (rPA) anthrax vaccine being developed for administration by intramuscular injection.  Phase I and Phase II clinical trials involving more than 700 healthy human subjects have been completed and showed that SparVax™ appears to be well tolerated and induces an immune response in humans.  These studies suggest that three doses of SparVax™, administered several weeks apart should be sufficient to induce protective immunity.  In preclinical studies SparVax™ has also demonstrated the capability to protect rabbits and non-human primates against a lethal aerosol spore challenge of the anthrax Ames strain.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead product development programs include:

•                 SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine

•                 Third generation rPA anthrax vaccine

•                 Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•                 Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

•                 RypVax™ - a recombinant dual antigen vaccine for plague

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company’s development programs, the award of government contracts to our competitors, unforeseen safety issues, unexpected  determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene’s Form 10-K under the caption “Risk Factors” and in its other reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

In particular, the receipt of notification from the DHHS that our proposal is technically acceptable and within the competitive range does not imply that we will ultimately be awarded a contract.  The receipt from DHHS of notification does not in any way obligate the government to make a contract award to us.  Furthermore, while DHHS has stated it plans to make awards by the end of this year, it is not legally obligated to do so and could significantly extend the time line for an award or decide not to make any awards under the solicitation.  Finally, we are aware that at least one other bidder has received a similar notification from the DHHS and there may now or in the future be others. Even if we are selected to provide rPA vaccine to the Strategic National Stockpile, there can be no assurance that such an award will be for all or a significant portion of the 25 million dose procurement.

Copies of PharmAthene’s public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.pharmathene.com.

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